UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2012

THE PMI GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-13664	94-3199675
(Commission File Number)	(IRS Employer Identification No.)

PMI Plaza, 3003 Oak Road, Walnut Creek, California	94597-2098
(Address of Principal Executive Offices)	(Zip Code)

(925) 658-7878

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 7.01	Regulation FD Disclosure.

On December 13, 2012, the United States Bankruptcy Court for the District of Delaware issued an order approving the Stipulation of Settlement (the “Stipulation”) entered into by The PMI Group, Inc. (“TPG”), the Official Committee of Unsecured Creditors in TPG’s Chapter 11 bankruptcy case (the “Creditors’ Committee”), TPG’s subsidiary PMI Mortgage Insurance Co. (“MIC”), the receiver for MIC (the “Receiver”) and the special deputy receiver of MIC (the “Deputy Receiver” and, together with MIC, TPG, the Creditors’ Committee and the Receiver, the “Parties”) with respect to certain issues that were in dispute among the Parties. On December 14, 2012, the Superior Court of the State of Arizona in and for the County of Maricopa, which is overseeing MIC’s receivership proceedings, issued an order approving the Stipulation.

Certain terms of the Stipulation are described below:

1. With respect to the approximately $2.2 billion in net operating loss carryforwards at issue among the Parties, MIC will pay TPG $20 million for the exclusive use of $1 billion of such net operating loss carryforwards and TPG will have the exclusive use of the remaining approximately $1.2 billion of net operating loss carryforwards. MIC will also have the right to direct the use of any net operating losses of MIC and its subsidiaries with respect to any taxable period ending after January 1, 2012. MIC and TPG will remain consolidated in the tax group.

2. TPG is in the process of voluntarily terminating its pension plan. It is expected that the underfunding of this plan upon termination would require a payment to the plan of approximately $15 million to $20 million. TPG will pay certain administrative fees and costs associated with the standard termination and MIC will pay the funding shortfall.

3. TPG has three reinsurance subsidiaries to which MIC and certain of its subsidiaries have ceded risk. Pursuant to the Stipulation, the reinsurance subsidiaries are to enter into commutation agreements pursuant to which all such ceded risk is to be commuted and outstanding intercompany amounts are to be settled. The commutation agreements require that the reinsurance subsidiaries make payments which total an aggregate of approximately $47.4 million to MIC and certain of its subsidiaries.

4. Both TPG and MIC have asserted an entitlement to the distribution on an allowed claim in the liquidation of Reliance Insurance Company in an approximate amount of $1.88 million. Under the Stipulation, TPG waives and transfers, in favor of MIC, its asserted claim to the distribution.

5. In connection with the sale in 2008 by MIC of its Australian operations to QBE Holdings (AAP) Pty Limited (“QBE”), both TPG and MIC have asserted an entitlement to a potential claim against QBE and/or QBE Insurance Group Limited in the approximate amount of $2.5 million. Under the Stipulation, MIC waives and transfers, in favor of TPG, its asserted claim to any recovery from QBE and/or QBE Insurance Group Limited with respect to that matter.

6. Under the Stipulation, the Parties provide a mutual waiver and release of any and all other claims, including the claims that MIC has filed against the TPG estate with the Bankruptcy Court, with certain exceptions specified in the Stipulation.

Effectiveness of the Stipulation is contingent on the satisfaction of a number of conditions. There can be no assurance that such conditions will be satisfied in a timely manner or at all or that the Stipulation will become effective.

Please refer to the Stipulation, a copy of which (without exhibits) is attached hereto and incorporated herein, for further information regarding the terms and conditions thereof.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	STIPULATION OF SETTLEMENT.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2012		The PMI Group, Inc. (Registrant)

	By:	/s/ L. Stephen Smith
L. Stephen Smith
Chief Executive Officer